                                                                 EXHIBIT 10.10

                     GAMMA KNIFE NEURORADIOSURGERY EQUIPMENT AGREEMENT

       THIS AGREEMENT is made and entered into this 26th day of November, 1996 by and between NEW YORK UNIVERSITY on behalf of NEW YORK UNIVERSITY MEDICAL CENTER (hereinafter referred to as "NYU"), a New York education corporation, whose Medical Center's principal offices are located at 550 First Avenue, New York, New York, and U.S. NEUROSURGICAL, INC., a Delaware corporation with its principal office at 1350 Piccard Drive, Suite 360, Rockville, Maryland 20850 (hereinafter referred to as "U.S. Neuro").

                             W I T N E S S E T H:

       WHEREAS, U.S. Neuro has entered into the LGK Purchase Agreement, dated as of December 29, 1993 (the "Purchase Agreement"; all capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement), pursuant to which U.S. Neuro has agreed to purchase from Elekta Instruments, Inc. ("Elekta") a "Leksell Gamma Knife" (including the cobalt supply therefor) which meets the specifications set forth in Exhibit A attached hereto and made a part hereof and to otherwise provide the equipment described on Exhibit A (hereinafter, collectively, referred to as the "Gamma Knife Equipment");

       WHEREAS, U.S. Neuro has assigned its right to purchase the Gamma Knife Equipment under the Purchase Agreement to DVI Financial Services Inc. ("DVI") and Elekta has consented to such assignment;

       WHEREAS, U.S. Neuro and DVI have entered into the Master Equipment Lease Agreement, dated as of August 1, 1996 (the "DVI Lease Agreement"), pursuant to which (i) DVI has agreed to take title to the Gamma Knife Equipment and lease it to U.S. Neuro and (ii) U.S. Neuro has agreed to lease the Gamma Knife Equipment from DVI and make certain fixed rental payments therefor, all in accordance with the terms and conditions of the DVI Lease Agreement;

       WHEREAS, U.S. Neuro and NYU desire to provide for (i) the installation of the Gamma Knife Equipment at NYU for use by NYU in the treatment of its patients, (ii) maintenance, insurance and other matters with respect to U.S. Neuro's leasehold interest in the Gamma Knife Equipment to be the responsibility of U.S. Neuro and (iii) the fees payable by NYU for patient procedures undertaken using the Gamma Knife Equipment;


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                                      - 2 -

       NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

             1.01 CON; Licenses. NYU and U.S. Neuro will work cooperatively to prepare and file (i) with the Department of Health of the State of New York an application for a Certificate of Need supporting the installation and use in patient care of the Gamma Knife Equipment at NYU and any amendments or supplements thereto that may be necessary (the "CON") and (ii) with New York City an application for all necessary permits, licenses and/or permissions for the use of radioactive materials for medical purposes in connection with the Gamma Knife Equipment. The parties acknowledge that the preparation of such applications is dependent upon the cooperation of Elekta and DVI and receipt of all information and documentation necessary to complete such applications. The costs associated with preparation and submission of such applications shall be paid by U.S. Neuro.

             1.02   Conditions Precedent; Preparation of Facility.
(a)    Upon:

             (i)  obtaining the CON;

             (ii) delivery to NYU of an agreement of Elekta (a) to provide maintenance services for the Gamma Knife Equipment including, without limitation, the replenishment of the cobalt installed in the Gamma Knife Equipment at such time as is required in accordance with law and the operating procedures in place with respect to the Gamma Knife Equipment and the removal and disposal of any such cobalt and (b) consenting to the assignment by U.S. Neuro to NYU of all of the warranties, licenses and other rights with respect to the Gamma Knife Equipment and any related software or documentation available to the "purchaser" under the Purchase Agreement, all in form and substance reasonably satisfactory to NYU and U.S. Neuro;

             (iii) DVI having (A) taken title to the Gamma Knife Equipment and leased such Equipment to U.S. Neuro under the DVI Lease Agreement and (B) delivered to NYU an agreement of DVI consenting to the terms of this Agreement and offering to NYU the right to assume the DVI Lease Agreement upon the occurrence of an event of default on the part of U.S. Neuro, all in form and substance reasonably satisfactory to NYU and U.S. Neuro;

             (iv) U.S. Neuro and NYU obtaining all necessary permits, licenses and approvals with respect to the use of the


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       Gamma Knife Equipment as contemplated by this Agreement from New York
       City and any other relevant governmental authority;

             (v) U.S. Neuro providing to NYU, at the sole expense of U.S. Neuro, all necessary sublicenses and other rights necessary to enable NYU to possess and operate the Gamma Knife Equipment including, without limitation, all software licenses;

             (vi) delivery to NYU of a copy of the Test Report delivered by Elekta under the Purchase Agreement showing compliance of the Gamma Knife Equipment with the Specifications;

             (vii) compliance by U.S. Neuro with all of the conditions precedent to delivery of the Gamma Knife Equipment under the Purchase Agreement;

             (viii) U.S. Neuro causing to be established (x) an escrow account with a bank satisfactory to NYU in the amount of $825,000 and (y) a firm commitment on the part of DVI or other third party satisfactory to NYU to fund an additional $100,000, in each case to fund the cost of constructing the Neuroradiosurgery Facility in accordance with the terms of this Agreement (including, without limitation, the infrastructure expenses referred to in Section 1.02(b)), all on terms and conditions satisfactory to NYU; and

             (ix) delivery to NYU of the construction drawings and specifications for the Neuroradiosurgery Facility (as defined below) issued by Albert Schunkewitz & Partners ("Schunkewitz") on July 3, 1996;

U.S. Neuro shall take, or shall cause third persons to take, all steps which may be necessary or requested by NYU to have prepared, constructed and made ready NYU's facility located at 530 First Avenue, Cellar Level, New York, New York (the "Neuroradiosurgery Facility") for installation of the Gamma Knife
Equipment in compliance with the terms of the Purchase Agreement, the drawings and specifications delivered pursuant to Section 1.02(a)(ix) and all applicable law and regulations including, without limitation, any construction or alteration of the physical premises, wiring, working with NYU to prepare a safety plan, providing any temporary and permanent shielding for the Charging of the Gamma Knife Equipment and its use, building foundations for the Gamma Knife Equipment, shielding, walls, alignment of the facility, installation of radiation monitoring equipment, the performance of any testing required by applicable law and regulations and any resulting modifications or alterations to the Gamma Knife Equipment and the Neuroradiosurgery Facility. As between U.S. Neuro and NYU, U.S. Neuro shall bear all costs and expenses of such preparation and any liability


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                                      - 4 -

associated therewith; provided that U.S. Neuro shall not bear liability for any action or failure to act on the part of NYU which constitutes willful misconduct or negligence.

             (b) U.S. Neuro shall construct the Neuroradiosurgery Facility in a timely manner and in accordance with applicable law and regulations, the requirements of the Purchase Agreement and the drawings and specifications issued by Schunkewitz on July 3, 1996. All construction, architecture, engineering and other work conducted in connection with the construction of the Neuroradiosurgery Facility shall be performed by third-party contractors selected by U.S. Neuro and satisfactory to NYU. U.S. Neuro shall contract with such third-party contractors pursuant to NYU's standard form contracts for such services modified to reflect the relevant parties and appropriate insurance coverage for NYU and, in each case, such contracts shall be satisfactory to NYU. U.S. Neuro shall be solely responsible for payment of all amounts owing to the third-party contractors under the contracts entered into by U.S. Neuro.

             U.S. Neuro shall, at its sole cost, hire a contractor to work on-site to supervise and administer the construction of the Neuroradiosurgery Facility and coordinate such construction with other construction projects at NYU. In addition to reporting to U.S. Neuro, the on-site contractor shall report regularly to the Vice President for Facilities Management of NYU on the progress of construction and any outstanding issues relating thereto, and shall consult with such Vice President as to all decision-making with respect to the construction.

             U.S. Neuro shall deliver to NYU copies of all documentation relating to the construction received by it or prepared by it and NYU shall at all times retain final authority over all decision-making by U.S. Neuro with respect to the construction.

             U.S. Neuro shall reimburse NYU for a portion of the cost of certain infrastructure work being undertaken by NYU to support the Neuroradiosurgery Facility and other facilities of NYU located nearby consisting of the installation of a new HVAC unit and related construction. The actual portion for which U.S. Neuro shall be responsible shall be determined by Schunkewitz and shall be binding upon both U.S. Neuro and NYU. Within five (5) business days following delivery by Schunkewitz to U.S. Neuro and NYU of an allocation of such costs between U.S. Neuro and NYU, U.S. Neuro shall pay the amount so allocated to it in immediately available funds to NYU. In the event that U.S. Neuro does not pay such amounts when due, such amounts shall accrue interest at the rate of 12% per annum from the date on which such payment was due to and including the date on which such payment is actually made. NYU may in addition to other remedies hereunder, but shall not be under any obligation to, offset such amounts against any amounts then payable by NYU to U.S. Neuro under this Agreement

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and apply such amounts to reimburse itself for the payment of such expenses.

             (c) Notwithstanding the provisions of Section 1.02(a), in the event that construction of the Neuroradiosurgery Facility is begun prior to all of the conditions precedent to such construction having been satisfied in full, such conditions shall not be deemed to have been waived or modified and U.S. Neuro shall use its best efforts to satisfy each such condition in full on the earliest possible date. In the event that (i) all conditions precedent set forth in Section 1.02(a) shall not have been met by June 30, 1997 or (ii) construction of the Neuroradiosurgery Facility shall not have been completed in accordance with the terms of this Agreement, then in each case, this Agreement shall automatically, without notice or other action, terminate and be of no further force or effect and U.S. Neuro shall, subject to applicable law and regulations, provide for any work performed on the Neuroradiosurgery Facility to be dismantled, any Gamma Knife Equipment to be removed and the premises to be restored to their original condition, in each case at the sole cost, expense and liability of U.S. Neuro. In the event that applicable law and regulations prevent the closing of the Neuroradiosurgery Facility, this Agreement shall continue on the same terms and conditions until the earliest date upon which the Facility may be closed in accordance with applicable law and regulations.

             (d) In the event that NYU determines that amounts are (i) owed to contractors employed by U.S. Neuro to construct the Neuroradiosurgery Facility and such contractors are likely to either cease work on the Facility or impose a lien or other encumbrance upon any property or asset of NYU or (ii) required to be expended in order to complete the Neuroradiosurgery Facility in accordance with Section 1.02(b) and U.S. Neuro has not made provision for such expenditures in a manner that is reasonably satisfactory to NYU, then NYU may (but shall not be under any obligation to), in addition to its other remedies hereunder, pay such amounts itself and offset such amounts against any amounts then payable by NYU to U.S. Neuro under this Agreement. If there are no payments owing under this Agreement for NYU to offset against, upon written notice from NYU, U.S. Neuro shall immediately reimburse NYU for the amount of such payment, together with interest thereon at the rate of 12% per annum from the date on which NYU made the payment to and including the date on which NYU is actually reimbursed therefor.

             1.03 Delivery; Installation. Upon completion of the Neuroradiosurgery Facility to the extent necessary for installation of the Gamma Knife Equipment, to the satisfaction of NYU, U.S. Neuro shall take all steps necessary to deliver, or cause third persons to deliver, the Gamma Knife Equipment, together with all related software and user manuals, to the NYU facility and to undertake all procedures and tasks as are necessary to enable the Gamma Knife Equipment to be properly subjected to the Acceptance Tests, including Charging the Gamma Knife Equipment with its Cobalt Supply. As between U.S. Neuro and NYU, U.S. Neuro shall bear all costs and expenses of such delivery and installation and any liability associated therewith.

             1.04 Acceptance Testing. (a) Promptly upon completion of the installation of the Gamma Knife Equipment in accordance with the terms of this Agreement and the Purchase Agreement, U.S. Neuro shall cause Elekta to perform the Acceptance Tests in the presence of U.S. Neuro and NYU and under the supervision of such radiation safety personnel as may be required by applicable law. U.S. Neuro shall be deemed to have accepted the Gamma Knife Equipment under the Purchase Agreement upon the completion of the Acceptance Tests and the demonstration that the Gamma Knife Equipment complies with the Specification.

             (b) NYU shall have the option of (but shall be under no obligation to) performing an inspection or causing a third party to perform an inspection on its behalf to confirm that the Gamma Knife Equipment and the Neuroradiosurgery Facility satisfy NYU's requirements under this Agreement. Any such inspection shall be fully supervised by U.S. Neuro and shall occur promptly following the testing conducted by Elekta.

             (c) Upon satisfactory completion of the inspection conducted by Elekta and any inspection conducted by or on behalf of NYU, NYU shall accept the Gamma Knife Equipment under this Agreement.

             1.05 Documentation. U.S. Neuro shall promptly forward to NYU copies of all reports, documentation, notices, certificates, diagrams and other materials prepared by or on behalf of U.S. Neuro or Elekta relating to the delivery, installation and testing of the Gamma Knife Equipment. Upon any termination of this Agreement other than a termination resulting from NYU's exercise of its right to purchase the Gamma Knife Equipment or its right to terminate this Agreement pursuant to Section 8.01(b), NYU shall, upon written request of U.S. Neuro, return to U.S. Neuro all such documentation.

                                   ARTICLE II

             2.01 Term. The term of NYU's possession and use of the Gamma Knife Equipment under this Agreement (the "Term") shall begin on the date on which NYU accepts the Gamma Knife Equipment pursuant to Section 1.04(c) and shall terminate on the seventh anniversary of such date, unless earlier terminated pursuant to this Agreement.

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             2.02   Renewal Option. Upon the expiration of the Term in
accordance with Section 2.01 and upon the expiration of any Renewal Term (as defined below), NYU shall have the option, exercisable by giving written notice to U.S. Neuro within 90 days prior to the expiration of the Term, of extending the Term for successive three year periods (each, a "Renewal Term").

             2.03 Purchase Option. (a) At the end of the Term and at the end of each Renewal Term, NYU shall have the option of purchasing the Gamma Knife Equipment at a price equal to the then fair market value of the Gamma Knife Equipment as established by an appraiser chosen by NYU and reasonably satisfactory to U.S. Neuro. Any such sale shall be pursuant to instruments and documentation satisfactory to NYU including, without limitation, an express retention by U.S. Neuro of all liability for the installation, testing, maintenance and operation of the Gamma Knife Equipment prior to such transfer, other than liability in connection with the operation of the Gamma Knife Equipment resulting from action or inaction on the part of NYU which constitutes willful misconduct or negligence. NYU may exercise such option no later than 120 days prior to the end of the Term or any Renewal Term by notifying U.S. Neuro thereof in writing.

             (b) Notwithstanding clause (a) of this Section 2.03, within 10 days after delivery to U.S. Neuro of an appraisal pursuant to clause (a), U.S. Neuro may deliver written notice to NYU that it elects to in good faith negotiate the purchase price with NYU. In such event, U.S. Neuro shall bear half of the costs associated with the obtaining of the appraisal and the parties shall in good faith negotiate a purchase price for the Gamma Knife Equipment. Upon failure of the parties to agree to a purchase price prior to the end of the Term or such Renewal Term, U.S. Neuro may request that the Neuroradiosurgery Facility be closed. Upon receipt of a request of U.S. Neuro to close the Neuroradiosurgery Facility, NYU and U.S. Neuro shall negotiate in good faith to close the Facility subject to applicable law and regulations, provide for the Neuroradiosurgery Facility to be dismantled, the Gamma Knife Equipment to be removed and the premises to be restored to their original condition, in each case at the sole cost, expense and liability of U.S. Neuro. In the event that applicable law and regulations prevent the closing of the Neuroradiosurgery Facility, this Agreement shall continue on the same terms and conditions until the earliest date upon which the Facility may be closed in accordance with applicable law and regulations.

                                  ARTICLE III

             3.01 The NYU Facility. The Neuroradiosurgery Facility shall be available for patient care and staffed by NYU personnel during NYU's normal hospital business hours. NYU acknowl-


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edges that the availability of the Gamma Knife Equipment for patient care is subject to preventive maintenance work and unavoidable equipment failures. The Neuroradiosurgery Facility shall at all times be under the sole control of NYU and NYU may institute such policies and procedures concerning access to the Facility or otherwise as it may deem necessary or appropriate.

             3.02 Personnel; Training. The Neuroradiosurgery Facility shall be staffed with physicists, nurses, technologists and clerical personnel as may be deemed necessary by NYU for the operation of the Neuroradiosurgery Facility. U.S. Neuro shall provide, or shall cause Elekta to provide, to the staff designated on Exhibit B hereto the training necessary for the proper operation of the Gamma Knife Equipment including, without limitation, all initial, upgrade and refresher training which is provided by Elekta. Such training shall be at the sole expense of U.S. Neuro except that U.S. Neuro shall not be responsible for payment of the travel and living expenses of NYU personnel incurred in connection with such training.

             3.03 Physician and Physicist Training. U.S. Neuro shall provide, or shall cause Elekta to provide, comprehensive training on the use of the Gamma Knife Equipment for the physicians and physicists designated on Exhibit B hereto. Such training shall be at the sole expense of U.S. Neuro, except that U.S. Neuro shall not be responsible for payment of the travel and living expenses of NYU personnel incurred in connection with such training, and shall be provided at clinically operating sites which utilize equipment comparable to the Gamma Knife Equipment.

             3.04 Medical and Office Supplies. U.S. Neuro shall purchase and maintain sufficient inventories of Gamma Knife Equipment supplies as may be necessary to ensure continuous availability of the Gamma Knife Equipment during the business hours of the Neuroradiosurgery Facility. U.S. Neuro shall not be responsible hereunder for the purchase of expendable supplies used in the operation of the Neuroradiosurgery Facility (e.g. sponges, office supplies, medications and solutions).

             3.05 Physician Relationships. NYU shall direct and administer all physician services provided at the Neuroradiosurgery Facility. U.S. Neuro shall have no oversight or other role in directing or administering such physician services or the operation of the Neuroradiosurgery Facility. NYU shall provide to U.S. Neuro a copy of the curriculum vitae of each physicist and physician operating the Gamma Knife Equipment.

             3.06 Information. U.S. Neuro and NYU shall cooperate in an effort to provide information to the general public about the Gamma Knife Equipment and the Neuroradiosurgery Facility. The cost of materials produced pursuant to this
Section 3.06 shall be shared equally by U.S. Neuro and NYU.


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                                      - 9 -

                                  ARTICLE IV

             4.01 Maintenance of Gamma Knife Equipment. (a) U.S. Neuro shall, at its sole cost and expense, be responsible for (i) the maintenance, repair and insuring of the Gamma Knife Equipment in accordance with the terms of this Agreement, the Purchase Agreement, the DVI Lease Agreement, applicable law and regulations and any directives issued by Elekta, and otherwise in good, safe and efficient operating repair, appearance and condition including, without limitation, keeping all components properly calibrated and aligned and making all required adjustments, replacements and repairs (except that (A) NYU shall perform such daily and routine calibration, alignment and cleaning with respect to which U.S. Neuro has provided training to the staff of the Neuroradiosurgery Facility pursuant to Section 3.02 and 3.03 and (B) U.S. Neuro shall not bear the cost of, but shall otherwise be responsible for, repairs resulting from action on the part of NYU which constitutes willful misconduct or negligence), and (ii) full compliance with all of the terms and conditions of the Purchase Agreement and the DVI Lease Agreement, and, in each case, NYU hereby expressly disclaims any such responsibility. At a minimum, U.S. Neuro shall purchase a preventive maintenance contract from Elekta or from a vendor approved by Elekta, which contract shall provide for a remote service diagnostic program, replenishment of radioactive cobalt 60 as necessary for the proper operation of the Gamma Knife Equipment and removal and disposal of such cobalt, and updating/upgrading of computer software as new updates/upgrades which are clinically efficacious and financially feasible become available.

             (b) NYU shall have no duty to inspect the Gamma Knife Equipment or perform any maintenance or other tasks described in Section 4.01(a) (except the daily and routine calibration, alignment and cleaning referred to therein) and U.S. Neuro shall perform such regular inspections of the Gamma Knife Equipment as it shall deem necessary to comply with its obligations under
Section 4.01(a). However, in the event that a maintenance or other problem is brought to the attention of NYU, NYU shall promptly notify U.S. Neuro thereof and U.S. Neuro shall immediately take all steps which may be required to ensure compliance with Section 4.01(a).

             (c) All repairs and preventive maintenance will be performed during regular business hours and pursuant to a schedule agreed upon by U.S. Neuro and NYU to minimize delays, interruptions and disruptions of service to patients of the Neuroradiosurgery Facility and its medical staff. Emergency maintenance and repairs will be performed by U.S. Neuro at such times as U.S. Neuro and NYU may agree.

             4.02 Updates, upgrades and enhancements. U.S. Neuro will purchase and arrange for installation of all hardware and software updates to the Gamma Knife Equipment at its sole cost and expense. U.S. Neuro shall notify NYU in writing promptly upon receipt of notice from Elekta of the availability of any optional and/or mandatory upgrades or enhancements of the Gamma Knife Equipment (other than the hardware and software contained therein) and NYU and U.S. Neuro shall mutually determine whether acquisition of such upgrade or enhancement is necessary for the Neuroradiosurgery Facility to remain competitive with other neuroradiosurgery facilities. If purchase and installation of such upgrade or enhancement is determined to be necessary for the Neuroradiosurgery Facility to remain competitive with other neuroradiosurgery facilities, then U.S. Neuro will purchase and arrange for installation of such upgrade and/or enhancement. If any such upgrade or enhancement is not determined to be necessary for the Neuroradiosurgery Facility to continue to be competitive but NYU requests in writing that U.S. Neuro acquire such upgrade or enhancement, then (a) U.S. Neuro shall purchase and arrange for installation of such upgrade or enhancement and such upgrade or enhancement shall, upon installation, become part of the Gamma Knife Equipment covered by this Agreement and (b) the schedule of charges set forth in Section 5.01 shall be increased by an amount sufficient for U.S. Neuro to recover the cost of such upgrade or enhancement over a period of time together with a reasonable profit, such increases and payment schedule to be acceptable to NYU and U.S. Neuro.

             4.03 Uptime. U.S. Neuro shall use its best efforts to obtain an uptime guaranty for the benefit of U.S. Neuro and NYU from Elekta which assures that the Gamma Knife Equipment will be fully operational for patient use at all times except such times which, in the aggregate, do not exceed 5% of the total business hours of the Neuroradiosurgery Facility in any calendar year.

             4.04 Purchase Agreement. U.S. Neuro shall, at its sole expense, exercise all rights as "purchaser" under the Purchase Agreement, or shall cause DVI to exercise such rights, and obtain all benefits with respect to the Gamma Knife Equipment thereunder, as may be required in order for U.S. Neuro to comply with its obligations under this Agreement or as may be requested in writing by NYU in connection with the operation of the Gamma Knife Equipment or the Neuroradiosurgery Facility or the performance by NYU of its obligations under this Agreement.

             4.05 Risk of Loss. As between U.S. Neuro and NYU, U.S. Neuro shall exclusively bear all risk of loss, requisition, damage, theft or destruction with respect to the Gamma Knife Equipment, except that U.S. Neuro shall not bear any such risks which result from any action or failure to act on the part of NYU which constitutes willful misconduct or negligence.

             4.06 Removal of Equipment. If, for any reason other than an exercise of remedies by NYU pursuant to Section 8.01(b), the Gamma Knife Equipment is to be removed from the Neuroradiosurgery Facility, NYU shall be given at least 90 days advance written notice of such proposed removal, together with a written plan describing the steps to be taken to remove the Equipment, to restore the Neuroradiosurgery Facility to its original condition and to cover the costs of such removal including, without limitation, appropriate insurance and indemnification of NYU. NYU shall have the right to review and give its prior approval (such approval not to be unreasonably withheld or delayed) of any such plan and the work to be taken pursuant to such plan. Any removal of the Gamma Knife Equipment from the Neuroradiosurgery Facility shall be (a) subject to applicable law and regulations and (b) at the sole cost and liability of U.S. Neuro. In the event that applicable law and regulations prevent the removal of the Gamma Knife Equipment from the Neuroradiosurgery Facility, this Agreement shall continue on the same terms and conditions until the earliest date upon which the Equipment may be removed in accordance with applicable law and regulations.

                                   ARTICLE V

             5.01 U.S. Neuro Compensation. As U.S. Neuro's sole compensation for the provision of the Gamma Knife Equipment for the Neuroradiosurgery Facility and all related services provided hereunder, NYU agrees to pay to U.S. Neuro a fee based on the number of patient procedures performed with the Gamma Knife Equipment in accordance with the following schedule:

Consecutive Number of Patient Procedures                    Fee per Procedure
----------------------------------------                    -----------------
       first through 150th (inclusive)
       patient procedures                                     $10,000

       151st through 200th (inclusive)
       patient procedures                                     $ 8,000

       200th and subsequent
       patient procedures                                     $ 7,000;

 provided that (a) with respect to any patient procedure using the Gamma Knife Equipment for which NYU is not reimbursed for the full DRG inpatient amount:

             (i) because NYU and U.S. Neuro have both participated in an agreement by NYU with a third-party or the New York State governmental authorities that determine DRG reimburse-ment (the "Governmental Authorities") to a negotiated fee that is lower than the full DRG inpatient reimbursement, NYU shall be required to pay to U.S. Neuro the percentage of the actual amount received by NYU as payment for such patient procedure agreed by NYU and U.S. Neuro;

             (ii) because NYU has, without participation by U.S. Neuro, agreed with a third-party or with the Governmental Authorities to a negotiated fee that is lower than the full DRG inpatient reimbursement, NYU shall be required to pay to U.S. Neuro the full fee set forth above;

             (iii) because NYU has determined in its sole discretion to provide charity care using the Gamma Knife Equipment to a patient, NYU shall be required to pay to U.S. Neuro 50% of the actual amount received by NYU, if any, as payment for such patient procedure; and

             (iv) because a determination has been made by a third party or the Governmental Authorities to reimburse NYU with respect to such patient procedure at a rate applicable to ambulatory surgery procedures or "short-stay" hospital procedures, NYU shall be required to pay to U.S. Neuro 50% of the actual amount received by NYU as payment for such patient procedure;


and (b) any patient procedure using the Gamma Knife Equipment for which NYU is not reimbursed for the full DRG inpatient amount (other than pursuant to clause
(ii) of the proviso to this Section 5.01) shall not be counted for purposes of calculating the consecutive number of patient procedures referenced above; provided, further, that (x) in the event the number of patient procedures for which NYU is not reimbursed for the full DRG inpatient amount for the reason specified in clause (iii) of the immediately preceding proviso during any calendar quarter exceeds 10% of all patient procedures performed using the Gamma Knife Equipment during such calendar quarter, U.S. Neuro may request that U.S. Neuro and NYU consult in good faith as to appropriate adjustments to the provisions of Section 5.01 covering such procedures and (y) in the event the number of patient procedures for which NYU is not reimbursed for the full DRG inpatient amount for the reasons specified in clauses (iii) and (iv) of the immediately preceding proviso during any calendar quarter exceeds 40% of all patient procedures performed using the Gamma Knife Equipment during such calendar quarter, U.S. Neuro shall have the option, exercisable upon delivery of written notice to NYU, to request that the Neuroradiosurgery Facility be closed. Upon receipt of a request of U.S. Neuro to close the Neuroradiosurgery Facility, NYU and U.S. Neuro shall negotiate in good faith to either (I) substitute a revised payment scheme taking into account the actual number of reduced-fee patient procedures or (II) subject to applicable law and regulations, provide for the

Neuroradiosurgery Facility to be dismantled, the Gamma Knife Equipment to be removed and the premises to be restored to their original condition, in each case at the sole cost, expense and liability of U.S. Neuro. In the event that applicable law and regulations prevent the closing of the Neuroradiosurgery Facility, this Agreement shall continue on the same terms and conditions until the earliest date upon which the Facility may be closed in accordance with applicable law and regulations.

       U.S. Neuro acknowledges and agrees that (a) its participation in any negotiations with third parties or the Governmental Authorities as to reimbursement for Gamma Knife procedures may occur indirectly through NYU and U.S. Neuro agrees to use reasonable efforts to consult with NYU in a timely manner with respect to any such negotiations and (b) ultimately, NYU shall have the right to make agreements with such third parties and the Governmental Authorities as NYU shall deem necessary or appropriate and if U.S. Neuro shall not have participated in the negotiation of any such agreement, the fee payable to U.S. Neuro shall be determined in accordance with clause (a) (ii) of the first proviso to Section 5.01.

       NYU and U.S. Neuro agree that, in the event the Governmental Authorities implement changes to the DRG reimbursement scheme that materially effect the reimbursement rates for patient procedures using the Gamma Knife Equipment, NYU and U.S. Neuro will negotiate in good faith to substitute a revised payment scheme corresponding to such changes and maintaining, to the extent possible, the allocation of amounts received as reimbursement between NYU and U.S. Neuro set forth in Section 5.01.

             5.02 Billing and Collection. NYU shall be the only party entitled to bill and collect from third party payors and patients for patient procedures using the Gamma Knife Equipment and for the use of the Neuroradiosurgery Facility. Physicians who perform patient procedures using the Gamma Knife Equipment shall be responsible for billing and collection of fees for their services to patients, and U.S. Neuro shall have no interest in such fees.

             5.03   Payment Procedures.

             (a) Payment Procedure. Within ten (10) days after the end of each month in which patient procedures are performed by NYU using the Gamma Knife Equipment in the Neuroradiosurgery Facility (the "Current Month"), NYU shall pay to U.S. Neuro an amount equal to (i) the number of patient procedures performed by NYU during the Current Month for which NYU expects to receive full DRG reimbursement multiplied by the appropriate fee or fees stated in 5.01 above for such procedures plus (ii) with respect to patient procedures performed by NYU during the Current Month or prior months for which NYU did not receive the full DRG inpatient reimbursement amount, the amount, if any, determined to be payable by NYU pursuant to the first proviso to Section 5.01 (and which are not covered by fees payable pursuant to clause (i) of this Section 5.03).

             (b) Right of Set Off. Notwithstanding the provisions of Section 5.03(a) and in addition to any other offset rights contained in this Agreement, in the event that NYU makes a payment to U.S. Neuro in error or based on a reimbursement payment which is later denied, rescinded, revoked or in an amount less than originally expected by NYU, NYU shall have the right to offset the amount of such erroneous payments against any amounts due and payable to U.S. Neuro under Section 5.03(a). If, for any reason, there are no payments under
Section 5.03(a) against which NYU may offset such amounts, U.S. Neuro will pay such amounts to NYU in immediately available funds promptly upon receipt of a written statement from NYU therefor.

             5.04 Taxes. Any taxes or other similar charges with respect to the Gamma Knife Equipment shall be payable by U.S. Neuro. Upon written request of U.S. Neuro, NYU will provide to U.S. Neuro a copy of any applicable exemption certificate for sales, use or similar taxes which may otherwise be assessable.

             5.05 Patient Procedure Record; Inspection. (a) NYU shall maintain a record in which NYU shall list the number of patient procedures at the Neuroradiosurgery Facility using the Gamma Knife Equipment. Such record shall be available for inspection by duly authorized representatives of U.S. Neuro during normal business hours of the Neuroradiosurgery Facility upon advance written notice to NYU delivered at least 5 business days prior to the proposed date of inspection; provided that any such inspection shall not interfere with the normal operations of the Neuroradiosurgery Facility.

             (b) On no more than two occasions per calendar year, U.S. Neuro shall have the right to perform an audit of NYU's books and records pertaining to NYU's reimbursement for patient procedures performed using the Gamma Knife Equipment to verify NYU's compliance with Article V of this Agreement. Any such audit shall be conducted during NYU's normal business hours upon advance written notice to NYU delivered at least 30 days prior to the proposed date of audit; provided that any such audit shall not interfere with the normal operations of the Neuroradiosurgery Facility or NYU.

             (c)    Any inspection or audit performed pursuant to this Section
5.05 shall be subject to such limitations and procedures as NYU shall deem necessary or appropriate to protect the confidentiality of information concerning NYU's patients and proprietary information of NYU in accordance with all applicable laws and NYU policies.

                                  ARTICLE VI

                            INDEMNITY AND INSURANCE

             6.01 Indemnification. (a) U.S. Neuro shall protect, indemnify, defend and hold NYU, its employees and trustees harmless from and against any and all cost, loss, damage, liability, obligation, penalty, claim, action, suit and/or expense including, but not limited to, reasonable attorneys fees, (whether or not on the basis of negligence, strict or absolute liability, liability in tort or otherwise) in any way arising out of or resulting from (i) the design and construction of the Neuroradiosurgery Facility, (ii) the design, manufacture, maintenance, purchase, acceptance, condition or operation of the Gamma Knife Equipment, (iii) this Agreement, the Purchase Agreement, the DVI Lease Agreement or any other agreement entered into by U.S. Neuro, any affiliate of U.S. Neuro, DVI and/or NYU relating to lease or other financing or securitization arrangements made with respect to the Gamma Knife Equipment and/or the construction of the Neuroradiosurgery Facility or (iv) any failure by the Neuroradiosurgery Facility or the Gamma Knife Equipment to comply with applicable laws and regulations.

             (b) NYU shall protect, indemnify, defend and hold U.S. Neuro and its employees harmless from and against any and all cost, loss, damage, liability, obligation, penalty, claim, action, suit which is solely and directly the result of (i) negligence on the part of NYU or (ii) a breach by NYU of its obligations under this Agreement.

             (c) The terms of this Section 6.01 shall survive the termination of this Agreement.

             6.02 General Liability. Throughout the term of this Agreement, U.S. Neuro shall procure and maintain at its cost (and shall cause each subcontractor to maintain) a policy or policies of insurance providing coverage against all liability resulting from injury to persons or property attributable to the Gamma Knife Equipment and/or U.S. Neuro personnel or agents on which U.S. Neuro and NYU are named as additional insureds. Such insurance shall include products/completed operations liability as well as broad form blanket contractual liability coverage and professional liability coverage. Coverage under such insurance shall be in the amount of $5,000,000 per occurrence/ $5,000,000 aggregate and shall be underwritten by insurance companies reasonably acceptable to NYU's Director of Insurance.

             6.03 Fire and Extended Coverage Insurance. Throughout the term of this Agreement, U.S. Neuro shall procure and maintain at its cost (and shall cause each subcontractor to maintain), fire and extended coverage insurance underwritten by insurance companies authorized to do business in the State of New York on the Gamma Knife Equipment to the extent of its full replacement value protecting against loss by fire, the elements, and other casualties customarily covered by standard fire and extended coverage insurance policies within the State of New York.

             6.04 Automobile Liability Insurance. If U.S. Neuro will be using automobiles (including vans, buses or similar vehicles) in connection with its performance of services under this Agreement, U.S Neuro shall procure and maintain at its cost (and shall cause each subcontractor to procure and maintain), during the life of this Agreement, Automobile Liability Insurance in an amount not less than $1,000,000 for bodily injury or death resulting therefrom for each occurrence, and property damage in an amount not less than $1,000,000 for each occurrence. This insurance shall apply to all owned, non-owned, leased or hired vehicles.

             6.05 Construction. The contracts covering the construction of the Neuroradiosurgery Facility which are executed by U.S. Neuro shall require certain types and amounts of insurance to be procured and maintained by U.S. Neuro and the subcontractors thereunder at the cost of U.S. Neuro and/or such subcontractor, including, without limitation, blanket explosion, collapse and underground coverage, professional liability coverage, general and commercial liability coverage (including, without limitation, premises operations liability, occurrence bodily injury and broad form property damage liability, broad form contractual liability and independent contractors liability coverage). All such insurance shall be satisfactory to NYU in all respects.

             6.06 Other Insurance. Throughout the term of this Agreement, U.S. Neuro shall procure and maintain at its cost (and shall cause any subcontractor to procure and maintain), insurance coverage mandated by law for worker's compensation, occupational diseases, and employer's liability. Such insurance shall be underwritten by companies authorized to do business in the State of New York.

             6.07 Insurance Policies; Certificates. All insurance policies (except worker' compensation) shall be endorsed (i) to include NYU as an additional insured, (ii) to provide that each underwriter thereof agrees that it shall have no right of recovery or subrogation against NYU, (iii) to provide that any "other insurance provisions" in any such policy shall not apply to NYU,
(iv) to provide that such insurance companies shall have no recourse against NYU for payment of any premium or for assessments under any mutual form of policy and (v) that any and all deductibles in such insurance policies shall be assumed by, for the account of, and at the sole risk of U.S. Neuro (or the relevant subcontractor). NYU shall be furnished on an annual basis upon renewal or expiration of each policy, and upon request at any time, a current certificate evidencing each such policy or policies and all additions and amendments thereto, and all policies shall bear endorsements to the effect that the insurer will notify NYU not less than 60 days prior to any modification or cancellation thereof. U.S. Neuro shall cause NYU to be furnished with complete copies of any policies referred to in this Article upon request of NYU.


                                   ARTICLE VII

             7.01 Exclusive Rights. The Purchase Agreement contains a provision for the benefit of U.S. Neuro which prevents Elekta, for a period of twelve months following delivery of the Gamma Knife Equipment to the Neuroradiosurgery Facility, from delivering any gamma knife equipment to any third person for installation in any of the four following boroughs of New York
City: Manhattan, Bronx, Brooklyn and Queens; and Westchester County; without having first given U.S. Neuro a right of first refusal to purchase such equipment. U.S. Neuro acknowledges and agrees that NYU is intended to be a third-party beneficiary of such agreement. In the event that Elekta offers to U.S. Neuro the right to purchase a gamma knife (as described above), U.S. Neuro shall within twenty-four hours thereafter notify NYU in writing thereof and shall provide to NYU such details relating to the gamma knife, the proposed sale to a third person and the terms of U.S. Neuro's right of first refusal as NYU may request. At the election of NYU, U.S. Neuro and NYU shall negotiate in good faith to structure and consummate a transaction involving the purchase or lease (and financing, if applicable) of such gamma knife equipment by U.S. Neuro and an agreement for its use at NYU or, if the demand for gamma knife procedures is significantly greater at another location within such area, at such location as NYU and U.S. Neuro shall agree; provided that in the event that NYU and U.S. Neuro shall have negotiated in good faith during the period that is twenty days following delivery of notice by U.S. Neuro to NYU hereunder and no agreement on the basic terms of the transaction have been reached (x) U.S. Neuro shall request that Elekta extend the period during which the right of first refusal may be exercised and (y) if Elekta refuses such request or upon the expiration of one-half of the period of any extension granted by Elekta beyond the original thirty-day period offered by Elekta to U.S. Neuro under the Purchase Agreement, the parties shall have no further obligation to continue negotiating and U.S. Neuro may proceed to effect such a transaction without involvement of NYU.

             7.02 Representations and Warranties. U.S. Neuro represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified and in good standing to do business wherever necessary to carry on its present business and operations, including New York State, (ii) it has the power to enter into the Purchase Agreement, the DVI Lease Agreement and this Agreement and the other instruments and documents executed by U.S. Neuro in connection therewith and herewith (the "Transactional Documents") and to pay and perform its obligations under this Agreement and the other Transactional Documents), (iii) this Agreement and the other Transactional Documents have been duly authorized, executed and delivered by U.S. Neuro, and constitute the valid, legal and binding obligations of U.S. Neuro enforceable in accordance with their terms, (iv) no vote or consent of, or notice to, the holders of any class of stock of U.S. Neuro is required, or if required, such vote or consent has been obtained or given, to authorize the execution, delivery and performance of this Agreement and the other Transactional Documents by U.S. Neuro, (v) neither the execution and delivery by U.S. Neuro of this Agreement or the other Transactional Documents, nor the consummation by U.S. Neuro of the transactions contemplated hereby or thereby, nor compliance by U.S. Neuro with the provisions hereof or thereof, conflicts with or results in a breach of any of the provisions of any Certificate of Incorporation or Bylaw or partnership or trust agreement or certificate of U.S. Neuro, or of any applicable law, judgment, order, writ, injunction, decree, award, rule or regulation of any court, administrative agency or other governmental authority, or of any indenture, mortgage, deed of trust, lease, equipment purchase agreement or other agreement or instrument of any nature to which U.S. Neuro is a party or by which it or its property is bound or affected or pursuant to which it is constituted, or constitutes a default under any thereof or will result in the creation of any lien, charge, security interest or other encumbrance upon the Gamma Knife Equipment other than the interests therein of DVI and Elekta, or upon any other right or property of U.S. Neuro, (vi) no consent, approval, withholding of objection or other authorization of or by any court, administrative agency, other governmental authority or any other person is required, except such consents, approvals or other authorizations which have been duly obtained and are in full force and effect and copies of which have been furnished to NYU, in connection with the execution, delivery or performance by U.S. Neuro, or the consummation by U.S. Neuro, of the transactions contemplated by this Agreement and the other Transactional Documents, (vii) there are no actions, suits or proceedings pending, or, to the knowledge of U.S. Neuro, threatened, in any court or before any administrative agency or other governmental authority against or affecting U.S. Neuro, which, if adversely decided would or could, individually or in the aggregate, materially and adversely affect the financial or other condition, business, operations, properties, assets or prospects of U.S. Neuro or the ability of U.S. Neuro to perform any of its obligations under this Agreement or under the other Transactional Documents, except for any such actions, suits or proceedings that U.S. Neuro has described in writing to NYU, (viii) no event of default or event or condition which upon the passage of time, the giving of notice, or both, would constitute an event of default hereunder or under any Transactional Document, exists or is continuing, (ix) there has been no material adverse change or threatened change in U.S. Neuro's financial or other condition, business, operations, properties, assets or prospects since the date of U.S. Neuro's most recent financial statements reported on by an independent public accounting firm prior to the date of this Agreement, or from the written information that has been supplied to NYU by U.S. Neuro and (x) all information supplied to NYU by U.S. Neuro is correct and does not omit any statement necessary to make the information supplied not misleading.

                                  ARTICLE VIII

             8.01   Default by U.S. Neuro; Remedies.

                    (a) Event of Default Defined. If any of the following events occurs, then such event shall be considered an "Event of Default" with respect to U.S. Neuro under this Agreement:

                    (i) Failure to Perform. If (A) U.S. Neuro fails to observe or perform any of the covenants, terms or conditions set forth in this Agreement or (B) DVI or any bank or other third party fails to observe or perform its obligations with respect to U.S. Neuro's lease or other financing of the Gamma Knife Equipment or the construction of the Neuroradiosurgery Facility, and in each case such failure continues for a period of thirty (30) days after written notice thereof is given by NYU to U.S. Neuro (unless such failure cannot reasonably be cured within such 30-day period and U.S. Neuro commences to cure such failure within such 30-day period and continues diligently without interruption to pursue the curing of the same until completed); or

                    (ii) Breach of Representations. If any representation or warranty of U.S. Neuro contained in this Agreement shall be incorrect or false in any material respect; or

                    (iii) Bankruptcy of U.S. Neuro. U.S. Neuro shall consent to the appointment of or taking possession by a receiver, assignee, custodian, sequestrator, trustee or liquidator (or other similar official) of itself or of a substantial part of its property, or U.S. Neuro shall admit in writing its inability to pay its debts generally as they come due or shall fail generally to pay its debts as they become due or shall make a general assignment for the benefit of its creditors, or U.S. Neuro shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking or consenting to liquidation, reorganization or other relief with respect to itself or its debts under the Federal bankruptcy laws, as now or hereafter constituted or any other applicable Federal or State bankruptcy, insolvency or other similar law, or shall consent to the entry of an order for relief in an involuntary case under any such law or U.S. Neuro shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, or otherwise seek relief or consent to the granting of relief under the provisions of any existing or future Federal or State bankruptcy, insolvency or other similar law providing for the reorganization or winding-up of corporations, or providing for an arrangement, agreement, composition, extension or adjustment with its creditors, or U.S. Neuro shall take or publicly announce its intention to take corporate action in furtherance of any of the foregoing; or

                    (iv) Default in Other Agreements. If a default occurs under any agreement between U.S. Neuro and any third party providing equipment, services or financing to U.S. Neuro in connection with the Gamma Knife Equipment, which default is not cured within the applicable cure period set forth under such agreement.

             (b) Remedies. Upon the occurrence of an Event of Default as defined in Section 8.01(a), NYU shall be entitled without any further notice to U.S. Neuro, to elect to exercise one or more remedies then available including, without limitation (i) exercising one or more of its options under any separate agreement between DVI and NYU, (ii) terminating this Agreement and requiring U.S. Neuro to remove the Gamma Knife Equipment from the Neuroradiosurgery Facility, or (iii) exercising any remedies which may be available to NYU under applicable law, and/or to seek any other remedies to which it may be entitled at law or equity. Further, if the Event of Default is bankruptcy of U.S. Neuro, then NYU shall be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to NYU. In the event of any bankruptcy filing by or against U.S. Neuro, U.S. Neuro agrees that neither U.S. Neuro nor the debtor in possession nor the bankruptcy trustee shall seek to assume nor shall any of them be entitled to assume this Agreement and in such event NYU may immediately seek to exercise any of its rights and remedies under this Agreement.

             8.02   Default by NYU; Remedies.

                    (a) Event of Default Defined. If any of the following events occurs, then such event shall be considered an "Event of Default" with respect to NYU under this Agreement.

                    (i) Nonpayment. If NYU fails to make any payment within forty-five (45) days of the date such payment was due to U.S. Neuro hereunder, and such failure of payment continues for more than fifteen (15) days following written notice from U.S. Neuro; or

                    (ii) Failure to Perform. If NYU fails to observe or perform any of the covenants, terms or conditions set forth in this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by U.S. Neuro to NYU (unless such failure cannot reasonably be cured within such 30-day period and NYU commences to cure such failure within such 30-day period and continues diligently without interruption to pursue the curing of the same until completed); or

                    (iii) Bankruptcy of NYU. NYU shall consent to the appointment of or taking possession by a receiver, assignee, custodian, sequestrator, trustee or liquidator (or other similar official) of itself or of a substantial part of its property, or NYU shall admit in writing its inability to pay its debts generally as they come due or shall fail generally to pay its debts as they become due or shall make a general assignment for the benefit of its creditors, or NYU shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking or consenting to liquidation, reorganization or other relief with respect to itself or its debts under the Federal bankruptcy laws, as now or hereafter constituted or any other applicable Federal or State bankruptcy, insolvency or other similar law, or shall consent to the entry of an order for relief in an involuntary case under any such law or NYU shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, or otherwise seek relief or consent to the granting of relief under the provisions of any existing or future Federal or State bankruptcy, insolvency or other similar law providing for the reorganization or winding-up of corporations, or providing for an arrangement, agreement, composition, extension or adjustment with its creditors, or NYU shall take or publicly announce its intention to take corporate action in furtherance of any of the foregoing.

             (b) Remedies. Upon the occurrence of an Event of Default as defined in Section 8.02(a), U.S. Neuro shall be entitled, without any further notice to NYU, to terminate this Agreement, to remove the Gamma Knife Equipment from the Neuroradiosurgery Facility in accordance with Section 4.06, to exercise any remedies which may be available to U.S. Neuro under this Agreement, and to seek any other remedies to which it may be entitled at law or equity.

                                    ARTICLE IX

             9.01 Notices. All notices under this Agreement shall be delivered in hand or sent by registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to NYU:
                   New York University Medical Center
                   550 First Avenue
                   New York, NY 10016
                   Attn: Vice President for Finance

             If to U.S. Neuro:
                   U.S. Neurosurgical, Inc.
                   Attn: President
                   1350 Piccard Drive
                   Suite 360
                   Rockville, MD 20850

             or to such other addresses as may from time to time be designated by any party by like notice.

                                    ARTICLE X

             10.01 Waiver. A waiver by either party of any breach or breaches, default or defaults, of the other party hereunder shall not be deemed or construed to be a continuing waiver of such breach or default, nor as a waiver or permission, express or implied, of any subsequent breach or default, unless such waiver be in writing.

             10.02 Remedies Cumulative. NYU's and U.S. Neuro's rights and remedies shall be cumulative and may be exercised and enforced concurrently. Any right or remedy conferred upon either party under this Agreement shall not be deemed to be exclusive of any other right or remedy it may have.

             10.03 Compliance with Laws, Etc. Each party shall comply with all laws and regulations applicable to the performance of its obligations hereunder and U.S. Neuro shall make available to NYU requested data or information necessary to comply with requirements of regulatory agencies (including, but not limited to, Medicare, Medicaid, the Nuclear Regulatory Commission, and the New York State Department of Health), and the Joint Commission on the Accreditation of Health Care Organization and other accrediting bodies, as applicable.

             10.04 No Practice of Medicine by U.S. Neuro. Neither U.S. Neuro nor any of its personnel shall in any way undertake the practice of medicine, render medical opinions or services, or in any way deal with patients in connection with the operation of the Gamma Knife Equipment or the Neuroradiosurgery Facility hereunder, other than to provide those specific ancillary and technical services required for proper operation of the Gamma Knife Equipment. Further, U.S. Neuro covenants that it will not, directly or indirectly, employ or contract for use or operation of the Gamma Knife Equipment by any physician, group of physicians, physician organization or organization providing physician services.

             10.05  Assignment.

             (a)    By NYU. NYU may, without consent or approval by U.S.
Neuro, assign this Agreement to (i) a parent, subsidiary, affiliate or related entity to NYU; (ii) an entity that acquires substantially all of the ownership interests or assets of NYU or the NYU Medical Center (or any successor to the foregoing) or (iii) an entity formed by NYU or NYU Medical Center (or any successor to the foregoing) and other institutions, and upon delivering notice of any such assignment, NYU shall be released from any further obligation to U.S. Neuro hereunder, except for payment for services rendered through the date of assignment. Except as provided in the preceding sentence, NYU may assign this Agreement only with the prior written consent of U.S. Neuro, which consent will not be unreasonably withheld or delayed. U.S. Neuro may condition its consent upon reasonable assurances of performance received from NYU's assignee. Unless U.S. Neuro's consent to assignment specifically releases NYU, no such assignment shall release NYU from liability to U.S. Neuro under this Agreement for periods prior to such assignment.

             (b) By U.S. Neuro. U.S. Neuro may assign this Agreement only with prior written consent of NYU.

             (c) Subcontracts. U.S. Neuro may not assign, delegate or subcontract any of its obligations under this Agreement to a third person without obtaining the prior written consent of NYU.

             10.06  HHS Requirements. Pursuant to the provisions of Section 952,
Section 1861(v)(1) of the United States Social Security Act as amended, U.S. Neuro agrees for a period of up to four (4) years after furnishing service under this Agreement, to make this Agreement and certain of its books, documents, and records available, upon written request of the Secretary of the United States Department of Health and Human Services, or upon the written request of the United States Controller General, or their representatives, for the purpose of determining the nature and extent of the reasonable cost under this Agreement. U.S. Neuro further agrees that should it be permitted to subcontract any of the services it performs under this Agreement, U.S. Neuro will require its subcontractors to agree to a similar provision to make available books, documents and records until the expiration of four (4) years after furnishing such services under this Agreement in the same manner as set forth above.


             10.07 Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, all other provisions of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each and every other term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.


             10.08 Successors. All rights and liabilities herein given to or imposed upon the respective parties hereto shall, except as may be otherwise herein restricted, prohibited or provided, extend to and bind the respective successors and permitted assigns of the parties.


             10.09 No Partnership or Agency. In connection with the rights, obligations and performance of this Agreement, NYU shall in no event be construed or held to be a partner, associate, principal or agent of U.S. Neuro in the conduct of U.S. Neuro's business or otherwise, or a joint venturer or a member of a joint enterprise with U.S. Neuro, nor shall NYU be liable for any debts incurred by U.S. Neuro in the conduct of U.S. Neuro's business, but it is understood and agreed that the relationship between the parties hereto is and at all times shall remain that of independent contractors.


             10.10 Delay in Performance due to Force Majeure. In the event either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of fire, catastrophe, acts of God or the public enemy, government agency (including New York State Health Systems Agency), prohibitions or delays in approval, strikes, lockouts, civil commotions, inability to obtain materials or labor, governmental regulations or prohibitions, failure of power or other utilities, or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

             10.11 Governing Law. This Agreement shall be governed exclusively by the provisions hereof and by the laws of the State of New York, as the same may from time to time exist. By its execution of this Agreement, U.S. Neuro subjects itself to the jurisdiction of, and consents to be sued by NYU in, any court of the City or State of New York or of the United States of America located in the Borough of Manhattan, City and State of New York, with respect to any matter arising from this Agreement. U.S. Neuro agrees that the filing in any such court of a true copy of this Agreement by NYU shall constitute conclusive evidence of such consent, and that any summons, complaint or other document required by NYU to commence any lawsuit in any such court may be served upon it by messenger or mailed by prepaid registered or certified first class mail, return receipt requested, to its address set forth in Section 9.01.


             10.12 Captions. The captions, section numbers and article numbers appearing in this Agreement in no way define, limit, construe or describe the scope or intent of such sections or articles of this Agreement.


             10.13 Entire Agreement. This Agreement, together with all attached exhibits, set forth all the covenants, promises, agreements, conditions and understandings between NYU and U.S. Neuro concerning the subject matter hereof. There are no oral agreements or understandings between the parties hereto affecting this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto with respect to the subject matter hereof. Except as herein otherwise expressly provided, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon NYU or U.S. Neuro unless reduced to writing and signed by them.


             10.14 Confidentiality. Each of U.S. Neuro and NYU understands that this Agreement and any information provided to or made available to the other party which has been marked "confidential" and, with respect to U.S. Neuro, all information and data concerning patients of NYU, any patient procedure using the Gamma Knife Equipment and the business affairs of NYU, is considered by U.S. Neuro and NYU to be privileged and confidential. Each of U.S. Neuro and NYU agrees that it will treat this Agreement and any such information and data as privileged and confidential and will not, without the prior written consent of the other party, disclose or cause to be disclosed the terms hereof or thereof to any person, except as may be required by applicable law or by the terms of this Agreement.

             IN WITNESS WHEREOF, NYU and U.S. Neuro have caused this Agreement to be duly executed in multiple counterpart copies, each of which shall be deemed an original, but together shall constitute one and the same instrument, as of the date first set forth above.

                               NEW YORK UNIVERSITY

                               By:
                                  ---------------------------

                               Title:
                                     ------------------------

                               U.S. NEUROSURGICAL, INC.

                               By:
                                  ---------------------------

                               Title:
                                     ------------------------

                                     EXHIBIT A

                        GAMMA KNIFE HARDWARE SPECIFICATIONS

   TREATMENT PLANNING SYSTEM

   Leksell GanmmaPlan High End, 735/125
       To Include:   1)128 MB RAM

                     2) Codonics Printer in addition to standard HP Laserjet 5MP printer



Back-Up software                                       $10,000.00

CALIBRATION EQUIPMENT
     a. Electrometer - CNMC Model 206                   $4,000.00
     b. Chamber - Capentec PR-05P (0.07cc)              $1,188.00
     c. Cable                                             $260.00
     d. Barometer - Thommen PB1                           $375.00
     e. Thermometer - T- lA                                $75.00

 QUALITY CONTROL AND RADIATION SAFETY EQUIPMENT
     a. Thermoluminescence (prior to 11/1/96)          $11,150.00
        Dosimeter - Bicron Corp.(after to 11/1/96)     $12,900.00
     b. TLD oven                                        $2,840.00
     c. Survey Meter - Victoreen 450                    $1,500.00
     d. Area monitor - Primalert 10                     $1,600.00
     e. TLD measurement by Standards Laboratory           $450.00 per year

                                  EXHIBIT B

                            TRAINING OF PERSONNEL

             At a minimum, U.S. Neuro shall arrange for the following personnel to be trained in use of the Gamma Knife in accordance with Section 3.02 and 3.03:

       2 Neurosurgeons

       3 Physicians

       2 Physicists

       2 Nurses.

       Initial Off-Site Training

       U.S. Neuro shall arrange for the personnel referred to above to receive initial clinical training on use of the Gamma Knife at Karolinska Hospital in Stockholm, Sweden, the University of Virginia Hospital in Charlottesville, Virginia, or Presbyterian University Hospital in Pittsburgh, Pennsylvania. The actual facility will be chosen by U.S. Neuro and NYU based on availability, accessibility and cost.

             Initial On-Site Training

       U.S. Neuro shall provide or arrange for an aggregate of forty hours of on-site training in the technical operation and maintenance of the Gamma Knife for the personnel referred to above and at least two Registered Therapy Technologists. Additional initial on-site training will be provided by U.S. Neuro upon request of NYU at reasonable rates to be agreed by the parties.

       IN WITNESS WHEREOF, NYU and U.S. Neuro have caused this Agreement to be duly executed in multiple counterpart copies, each of which shall be deemed an original, but together shall constitute one and the same instrument, as of the date first set forth above.

                               NEW YORK UNIVERSITY

                               By:      [SIG]
                                  --------------------------------------

                               Title: Vice President for Finance
                                     -----------------------------------
                                      New York University Medical Center

                               U.S. NEUROSURGICAL, INC.

                               By:      [SIG]
                                  --------------------------------------


                               Title: Controller
                                     -----------------------------------

       IN WITNESS WHEREOF, NYU and U.S. Neuro have caused this Agreement to be duly executed in multiple counterpart copies, each of which shall be deemed an original, but together shall constitute one and the same instrument, as of the date first set forth above.

                                          NEW YORK UNIVERSITY

                                          By:
                                             ------------------------------

                                          Title:
                                                ---------------------------

                                          U.S. NEUROSURGICAL, INC.

                                          By: [SIG]
                                             ------------------------------

                                          Title: CONTROLLER
                                                ---------------------------